UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust

(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

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The following is a transcript of a video made available by SoftVest LP on April 18, 2019.  The video is available at https://vimeo.com/331331053/0577b6f576.

Good morning from West Texas. I’m Eric Oliver and I’m the nominee for trustee of Texas Pacific Land Trust. I’m on the white ballot. I want to remind you you’re going to get two ballots. You’re going to get a white one and you’re going to get a blue one. Only one vote is going to count and it’s only going to be your last vote, so I’m asking you to please vote for Eric Oliver on the white card, and if you have a question, this is the number that you call and they’ll help you out [D.F. King; 800-848-3416].

What I want to address today is one of the accusations that they’re throwing at us is that, if I’m elected, we’re going to come in and wreak havoc with the assets of Texas Pacific Land Trust. I want to remind everybody I’m not running for CEO. That’s Ty Glover’s job. I’m running for one of three seats as a trustee. Now, we have a very clearly well-defined platform that I’m running on that we’ve all laid out in our proxies. But what I want to tell you is, and I want to address this accusation, is, don’t be afraid of what I would sell. Let’s look at and analyze what they sold last year and I’ll tell you the reasons why I would have voted against it had I been a trustee.

So let’s go over here to Midland County. Midland County is the heart of the Midland Basin. You’ve got Martin County to the north and you’ve got Upton and Reagan to the south. But I’ve highlighted here the non-participating royalty interests that the Trust sold to Chevron in 2018. I would consider this to be the heart of the heart. This would be Midtown Manhattan the way we look at things. Here you’ve got Pioneer with the Hutt and the Shackelford. Here you’ve got XTO with extensive development going on on both sides in the Midkiff. This is prime property. They’ve got twenty-three thousand dollars a net royalty acre, and they turned around and bought royalty acres for fourteen thousand an acre, which sounds good but we don’t even have a place on our map for a lot of the places that they bought net royalty acres. So we would have not voted for this.

Now come down here. I love this wall because I can go from Midland all the way to Mentone which is a hundred miles, and now we’re going into Loving County. And I want to show you on the map the surface acreage that they sold. They sold roughly fourteen thousand surface acres, seven thousand an acre, a hundred million dollars, which sounds like a lot of money and it is a lot of money. Well let me tell you why I would have voted against this. Texas Pacific Land owns every block along the state line. In Texas, ground water belongs and is owned by the surface owner. In New Mexico, it’s controlled by the state. For political reasons, New Mexico doesn’t use ground water for fracking. So what’s developed is water in Texas trades for fifty cents a barrel. Water in New Mexico trades for two to two-fifty. Two dollars to two-fifty a barrel. So what’s happened with the sale of this is we’ve created a right-of-way for people now to export water into New Mexico and avoid Texas Pacific land. Now I’m no general, but I know as long as you’ve got things divided you can conquer them.  But with the sale of this we’ve created a freeway for water to be transported into New Mexico.

Furthermore, if water was so important to the Trust, why in 2015 did David Peterson enter into a development agreement with the Cocanoughers and Wise Oil to develop over a hundred and twenty thousand acres of water in Culberson County? Furthermore, in 2016, David Peterson went to work for this. There was never a disclosure, there was never an 8-K. When we asked at the meeting in January 2017 what happened to David Peterson, we were told he resigned for “personal reasons”.

So, I’m just re-emphasizing to you, we’re not bad guys. We’re trying to protect these assets, maximize value. But this election is so important. If we don’t let our voice be heard this election, it could be thirteen years before we get another opportunity. So I’m asking you to please vote for Eric Oliver on the white card. Thank you.

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